                                                                    EXHIBIT 10.1

                         AMENDMENT TO PURCHASE AGREEMENT


         THIS AMENDMENT TO PURCHASE AGREEMENT ("AMENDMENT") was entered into this 27th day of September, 2002, effective July 1, 2002, by and between GRAND CASINOS NEVADA I, INC., a Minnesota corporation ("GCN") (hereinafter referred to as "GCN" or "SELLER") and METROFLAG POLO, LLC, a Nevada limited liability company ("BUYER").

                                    RECITALS:

     A. Seller and Buyer entered into that certain purchase agreement, dated as of December 28, 2001, as modified by those certain Letter Agreements dated June 26, 2002, July 15, 2002, July 30, 2002, August 14, 2002, August 30, 2002, and
September 10, 2002 (hereinafter the "PURCHASE AGREEMENT"), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, all of Seller's interest in that certain real estate located in Las Vegas, Nevada, which is improved with an underground parking structure and a retail shopping center known as the "Polo Plaza".

     B. All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement.

     C. As a result of an adverse change in economic conditions, Seller and Buyer desire to provide for a Purchase Price adjustment.

     D. Seller and Buyer desire to extend the Post Closing Conditions Period, and make certain other modifications relating to the Post Closing Conditions.

     E. Seller and Buyer desire to provide for the payment of the Second Payment into escrow to be held pending the completion of the Post Closing Conditions, and desire to make certain other modifications to the Purchase Agreement.

     F. Simultaneously herewith, Metroflag BP and Seller have entered into an amendment to the Travelodge Purchase Agreement providing for a similar extension of time of the post closing conditions contained in the Travelodge Purchase Agreement, as well as certain other matters.

     NOW, THEREFORE, in consideration of the recitals, and the agreements hereinafter provided and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Buyer and Seller, Buyer and Seller agree that the Purchase Agreement is hereby amended as follows:

     1. The last sentence of Section V(a) shall be deleted and replaced with the following: "Consequently, Seller acknowledges and agrees that Seller shall be obligated to complete or satisfy the following conditions (collectively, the "POST CLOSING CONDITIONS") on or before December 10, 2002 (the "POST CLOSING CONDITIONS PERIOD").

     2. The Purchase Price as specified in Section I is adjusted to Twenty-One Million Seven Hundred Sixty Five Thousand and 00/100 Dollars ($21,765,000), effective July 1, 2002. As a result of this Purchase Price adjustment, Seller and Buyer agree to execute the Amended and Restated Note in the form attached hereto as Exhibit A (the "RESTATED NOTE") and the Supplement to Deed of Trust in the form attached hereto as Exhibit B (the "SUPPLEMENT DEED OF TRUST"). The terms and conditions of the Restated Note shall supersede anything to the contrary contained in Section I(b); provided that Buyer shall not be relieved of its obligation to pay all interest accrued under the Note, through June 30, 2002. As appropriate, all references to "Note" in the Purchase Agreement shall be changed to "Restated Note". The Maturity Date referenced in the Purchase Agreement shall be changed from September 30, 2002, to "December 24, 2002". The language contained in Section I(b), beginning with "..., provided that Buyer shall have ..." and continuing to the end of Section I(b), shall be deleted, and the following language inserted in lieu thereof "provided that Buyer shall have the right to a single extension of the Maturity Date to January 31, 2003, if such extension is reasonably necessary to allow refinancing of the Restated Note, by providing Seller, at least ten (10) days prior to the Maturity Date, a written notice (including a description of the circumstances making the extension necessary) of Buyer's election to extend the Maturity Date." Upon such proper notice by Buyer to so extend, the term "Maturity Date" as defined in this Agreement shall be deemed to be January 31, 2003. Simultaneous with the receipt of the executed Restated Note, Seller shall return the Note to Buyer for cancellation.

     3. Simultaneous with the execution of this Amendment, Buyer agrees to make the Second Payment by depositing the same in escrow with the Title Company, pursuant to the terms and conditions of that certain escrow agreement in the form attached hereto as Exhibit C (the "ESCROW AGREEMENT"). Notwithstanding anything to the contrary in the Agreement, the Down Payment and the Second Payment shall be deemed refundable (to the extent provided in Section II(b), as amended herein) until the satisfaction, or waiver by Buyer, of all of the Post Closing Conditions at which time both such payments shall be nonrefundable. Upon deposit of the Second Payment pursuant to the Escrow Agreement, the outstanding principal balance of the Note shall be reduced by the amount of the Second Payment, resulting in the Restated Note having a principal balance of Twenty Million Seven Hundred Sixty Five Thousand and 00/100 ($20,765,000) on the date of this Amendment.

     4. The last paragraph of Section I beginning with "Buyer contemplates obtaining ..." and ending with "...in connection therewith.", shall be deleted in its entirety.

     5. A new paragraph shall be added to the end of Section I, reading as follows: "Simultaneous with the payment in full of all principal and interest owing under the Restated Note, Seller agrees, upon the request of Buyer, to execute the Contribution and Operating Agreement in the form attached hereto as Exhibit D (the "CONTRIBUTION AGREEMENT"), and to contribute Four Million Dollars and 00/100 ($4,000,000) cash (the "Seller Contribution") to Buyer pursuant to the terms of such Contribution and Operating Agreement, all subject to satisfaction of the following conditions on or before the Maturity Date:

         (i) Buyer shall not have defaulted under the Restated Note, or Seller shall have waived any such default in writing;

         (ii) All parties thereto other than Seller shall have duly executed the Contribution Agreement;

         (iii) Buyer shall have paid Seller in cash the entire amount due (including principal and interest) as of the Maturity Date under the Restated Note, less the dollar amount of the Seller Contribution; and

         (iv) Buyer shall have executed and delivered to Seller a certificate evidencing Seller's interest in Buyer as set forth in the Contribution Agreement, subject to the delivery of the payment receipts described hereafter in this paragraph.

Upon satisfaction of each of the conditions set forth above in this paragraph, the Seller Contribution shall be made as follows: (a) Seller shall execute and deliver to Buyer a written receipt acknowledging Buyer's payment to Seller of a cash amount equal to the Seller Contribution, representing payment under that Restated Note, and (b) at the same time Buyer shall execute and deliver to Seller a written receipt acknowledging Seller's payment to Buyer of a cash amount equal to the Seller Contribution, representing payment of the Seller Contribution. If the conditions set forth above in this paragraph have not been satisfied by Buyer or waived by Seller on or before the Maturity Date, Buyer's right to require Seller to make the Seller Contribution hereunder shall expire at 12:00 midnight on the Maturity Date, and Buyer shall remain obligated to pay all unpaid amounts due under the Restated Note."

     6. Section II(a) shall be deleted in its entirety and replaced with the following: "(a) In the event that Seller does not satisfy (or Buyer does not waive) all of the Post Closing Conditions set forth in Section V hereof by the expiration of the Post Closing Conditions Period, Buyer shall have the right to cause Seller to repurchase the Property from Buyer (the "REPURCHASE") on the terms and conditions set forth below. Buyer shall provide written notice to Seller of its election to require the Seller to consummate the Repurchase (the "REPURCHASE NOTICE") within five (5) business days after the expiration of the Post Closing Conditions Period. The closing of such Repurchase shall occur after December 27, 2002 and not later than fifteen (15) days after the date that the Repurchase Notice is delivered to Seller. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to cause Seller to Repurchase the Property unless: (i) prior thereto or simultaneous therewith Metroflag BP has exercised its right under the Travelodge Purchase Agreement to cause Seller to repurchase the Travelodge parcel as provided in Section II of the Travelodge Purchase Agreement; and (ii) Buyer is not then in default under the Restated Note or the Deed of Trust, as supplemented.". In connection with the Repurchase, the parties agree that the terms and conditions of Section VIII shall apply as appropriate with respect to the execution and delivery of closing documents and allocation and payment of rents, taxes, insurance, utilities, security deposits, and all other closing costs.

     7. The repurchase price of Two Hundred Fifty Thousand and 00/100 ($250,000) set forth in Section II(b) shall be increased to Seven Hundred Fifty Thousand and 00/100 ($750,000), provided that the return of the Second Payment to Buyer pursuant to the Escrow Agreement shall be applied against and deemed partial payment of such repurchase price.

     8. The language contained in Sections V(a)(ii), (iii), (iv), (v) and (vi) shall be deleted in its entirety.

     9. Seller and Buyer acknowledge and agree that (a) the Amended REA has been duly executed by each of them, (b) the fee owners of the Travelodge Property (the Brooks Fee Owners) have duly executed the Consent and Joinder of Brooks Fee Owner attached thereto, (c) the Amended REA (as so executed) has been properly filed of record, (d) Finova Capital Corporation has duly executed its Consent and Subordination attached to the Amended REA, and (e) all the requirements of
Section V(a) have been satisfied, except for (x) the execution by Dorfinco Corporation of the other Consent and Subordination attached to the Amended REA, to the extent the latter execution is legally required; and (y) the proper recording of the consents of Dorfinco Corporation and Finova Capital Corporation to the Amended REA, as and when executed by Dorfinco Corporation, to the extent such execution is legally required. Seller and Buyer also acknowledge and agree that the License Agreement formerly referenced in Section V(a)(ii) has been terminated by the Termination of Irrevocable License Agreement which has been duly executed by all necessary parties and properly filed of record.

     10. An additional Post Closing Condition is hereby added at Section V(a)(ii), reading as follows: "(ii) Within one hundred thirty-five (135) days following the effective date of this Amendment, which is July 1, 2002, Clark County shall have taken the steps necessary to approve or modify, whether by adoption of an appropriate zoning variance or otherwise, the written parking plan Buyer submitted (before this Amendment was signed) to Clark County for approval, which plan shows a reduction (up to 100%) in the number of surface parking spaces available on the Polo Property, after Clark County has also considered (A) certain parking rights and obligations affecting the Polo Property and the other real property parcels subject to the Amended REA, pursuant to covenants and a contingent cross-licensing arrangement set forth in the Amended REA that both benefit and burden the Polo Property, as set forth in a copy of the Amended REA signed by Buyer and Seller and also submitted to Clark County with such parking plan; and (B) any written parking plan that may have been submitted to Clark County before such action is taken, with respect to the proposed construction of 840 residential timeshare condominium units and a related parking structure on the Shark Parcel (as defined in the Amended REA); provided that any such action by Clark County shall not have, as a result of the cross-easement in the Amended REA allowing the current underground parking facility on the Polo Property to be used for parking purposes by persons otherwise entitled to park in the current underground parking facility on the Towers Parcel (as defined in the Amended REA), required Buyer to restrict the otherwise permitted uses of the Polo Property or provide any additional parking spaces for the benefit of the Polo Property (beyond the parking spaces currently located in the underground parking facility on the Polo Property), or prevented the owner of the Shark Parcel from making up to 150 parking spaces on the Shark Parcel available to users of the Polo Property under the terms and conditions of Section 4.02 of the Amended REA. If Clark County shall not have taken any such action on Buyer's parking plan within such 135-day period, Buyer may deem its parking plan request to be rejected for purposes of this Amendment, by notifying Seller in writing of Buyer's decision within ten
(10) days after the end of such 135-day period. If Clark County shall have taken any such action within such 135-day period, Buyer shall have ten (10) days following its receipt of notice of Clark County's action to notify Seller in writing of Clark County's action and Buyer's determination whether or not such action has adversely affected Buyer in the manner set forth in this paragraph. Any failure by Buyer to timely submit its parking plan to Clark County, or timely give the applicable notice to Seller shall be deemed Buyer's admission, solely for purposes of this paragraph, that Clark County's action or non-action does not adversely affect Buyer in such manner.

     11. The language contained in Section V(b) shall be deleted in its entirety.

     12. The Sign Cost Agreement is hereby terminated, and neither Seller nor Buyer shall have any further rights or obligations thereunder.

     13. The entire second paragraph of Section IV is deleted, it being agreed that all of the Unacceptable Exceptions have been removed.

     14. The language at the end of Section V(a) commencing with "....provided that if Seller..." and ending with "...continuous efforts to do so" shall be deleted.

     15. Except as expressly set forth herein, the Purchase Agreement is not modified and shall remain in full force and effect.

              IN WITNESS WHEREOF, the parties hereto have executed this Amendment intending to be bound by the provisions herein contained.

                                SELLER:

                                GRAND CASINOS OF NEVADA I, INC.
                                a Minnesota corporation


                                By: /s/ Timothy Cope
                                   -------------------------------------------
                                Its:  Chief Financial Officer
                                    ------------------------------------------

                                BUYER:

                                METROFLAG POLO, LLC,
                                a Nevada limited liability company

                                By:      Metro One, LLC, a Nevada limited
                                         liability company, its member


                                By:  /s/ Brett Torino
                                   -------------------------------------------
                                         Brett Torino, Manager